Exhibit 10.1

AMENDED AND RESTATED LOAN AGREEMENT

dated as of February 14, 2012

between

BANK OF AMERICA, N.A.,

and

MARTHA STEWART LIVING OMNIMEDIA, INC.,

as Borrower

AMENDED AND RESTATED LOAN AGREEMENT

This Amended and Restated Loan Agreement (this “Agreement” dated as of February 14, 2012 is entered into between Bank of America, N.A. (together with its successors and assigns, the “Bank”), and Martha Stewart Living Omnimedia, Inc., a Delaware corporation (the “Borrower”).

WHEREAS, the Bank and the Borrower are parties to a Loan Agreement dated as of June 30, 2009 (the “Existing Loan Agreement”), and the Borrower has requested that the Bank make certain modifications to the Existing Loan Agreement and the Bank has agreed thereto, subject to the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the financial accommodations described below and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the Bank and the Borrower hereby agree to amend and restate the Existing Loan Agreement in its entirety as of the Effective Date (as defined below) as follows:

1. Definitions and Reference Terms. In addition to any other terms defined herein, the following terms shall have the meanings set forth with respect thereto:

“Affiliate” of any specified Person means (i) any Person directly or indirectly owning 10% or more of the voting stock or rights or equity interests of such Person or of which such Person directly or indirectly owns ten percent (10%) or more of such voting stock or rights or equity interests or (ii) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this Agreement, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Margin” means 1.85% per annum.

“BBA LIBOR Daily Floating Rate” means the daily fluctuating rate of interest equal to the rate per annum equal to the British Bankers Association LIBOR rate (“BBA LIBOR”), as published by Reuters (or such other commercially available source providing quotations of BBA LIBOR as selected by the Bank from time to time) as determined for each Business Day at approximately 11:00 a.m. London time two (2) Business Days prior to the date in question, for Dollar deposits (for delivery on the first day of such interest period) with a one month term, as adjusted from time to time in the Bank’s sole discretion for reserve requirements, deposit insurance assessment rates and other regulatory costs. If such rate is not available at such time for any reason, then the rate for that interest period will be determined by such alternate method as reasonably selected by the Bank.

“Business Day” means any day (i) other than a Saturday, Sunday or other day on which commercial banks in New York City, New York or Charlotte, North Carolina are authorized or required by law to close, and (ii) for purposes of determining the BBA LIBOR Daily Floating Rate, that is also a day on which dealings in Dollar deposits are carried on in London, England.

“Change of Control” means the occurrence of any of the following: (i) if a majority of the members of the Board of Directors of the Borrower are not Continuing Directors; (ii) any entity, “person” (within the meaning of Section 14(d) of the Exchange Act) or “group” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), other than Martha Stewart, together with any trusts, corporations, partnerships, limited liability companies or other corporate entities “controlled” (as defined in the definition of “Affiliate” above) by Martha Stewart (it being agreed that any trust of which Martha Stewart is a co-trustee shall be deemed to be controlled by her for purposes of this clause (ii) and clause (iii) below) (collectively, the “MS Entities”), shall have acquired direct or indirect beneficial ownership (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), except that for purposes of this clause, such “person” or “group” shall be deemed to have beneficial ownership of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time, of twenty-five percent (25%) or more on a fully diluted basis of the voting interest in the Borrower’s capital stock ordinarily entitled to vote in an election of directors; (iii) Martha Stewart ,together with any MS Entities, shall fail to have direct or indirect beneficial ownership (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of fifty percent (50%) or more on a fully diluted basis of the voting interest in the Borrower’s capital stock ordinarily entitled to vote in an election of directors; or (iv) the common stock of the Borrower shall cease to be listed on any of the New York Stock Exchange, the American Stock Exchange or the NASDAQ stock market.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Continuing Directors” mean the directors of the Borrower on the Effective Date, and each other director, if in each case, such other directors’ nomination for election to the board of directors of the Borrower is recommended by a majority of the then Continuing Directors in his or her election by the stockholders of the Borrower.

“Current Assets” mean those assets that would be characterized as current assets in accordance with GAAP.

“Current Liabilities” mean those liabilities that would be characterized as current liabilities in accordance with GAAP, except that any indebtedness with a maturity of greater than one (1) year from the date the calculation of Current Liabilities is made shall not be considered a Current Liability hereunder.

“Dollar” means the lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary of the Borrower that is organized or existing under the laws of the United States of America, any state thereof or the District of Columbia.

“EBITDA” means, with respect to any Person for any period, net income for such period, less income or plus loss from discontinued operations and extraordinary items for such period, plus income taxes for such period, plus interest expense for such period, plus depreciation, depletion and amortization for such period determined on a consolidated basis for such Person, plus non-cash stock-based compensation expense, plus impairment losses, in each case to the extent deducted (or included, in the case of income) in the calculation of net income (without duplication). EBITDA shall be calculated on a pro forma basis to give effect to any acquisitions permitted pursuant to this Agreement consummated at any time on or after the first day of the relevant testing period thereof as if such acquisition had been effected on the first day of such testing period; provided that any such adjustment may be applied solely to the extent that such adjustments are factually supportable and (i) which would be accounted for as any adjustment pursuant to Article 11 of Regulation S-X promulgated by the SEC or (ii) are otherwise determined pursuant to calculations in form and substance reasonably satisfactory to the Bank.

“Effective Date” means the date on which all of the conditions precedent set forth in Section 5.1 have been satisfied or, at the sole discretion of the Bank, waived, which date shall be no later than the fifth Business Day after the date hereof.

“Eligible Stocks” includes any common or preferred stock which (i) is not control or restricted stock under Rule 144 of the General Rules and Regulations promulgated by the SEC under the Securities Act of 1933, as amended, or subject to any other regulatory or contractual restrictions on sales, (ii) is traded on a U. S. national stock exchange, including NASDAQ, with a liquidity on such exchange for such stock acceptable to the Bank and (iii) has, as of the close of trading on the applicable exchange (excluding after hours trading), a per share price of at least Fifteen Dollars ($15).

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means the Borrower, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any Subsidiary, is treated as a single employer under Section 414 of the Code. Any former ERISA Affiliate of the Borrower or any of its Subsidiaries shall continue to be considered an ERISA Affiliate with respect to the period such entity was an ERISA Affiliate of the Borrower or such Subsidiary and with respect to liabilities arising after such period for which the Borrower or such Subsidiary could be liable under the Code or ERISA.

“ERISA Event” means (a) any Reportable Event with respect to a Plan; (b) with respect to a Plan, the failure to satisfy the minimum funding standard of Section 412 of the Code and Section 302 of ERISA, whether or not waived; (c) the failure to make by its due date a required contribution under Section 412(m) of the Code (or Section 430(j) of the Code, as amended by the Pension Protection Act of 2006) with respect to any Plan or the failure to make by its due date any required contribution to a Multiemployer Plan; (d) the filing pursuant to Section 412 of the Code of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the incurrence by any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of or the appointment of a trustee to administer any Plan; (g) the incurrence by any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (h) the receipt by an ERISA Affiliate of any notice concerning the imposition of withdrawal liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (i) the “substantial cessation of operations” within the meaning of Section 4062(e) of ERISA with respect to a Plan; (j) the making of any amendment to any Plan which could result in the imposition of a lien or the posting of a bond or other security, (k) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could result in liability to the Borrower or any of the Subsidiaries, (1) a Plan is or becomes subject to “at risk status” under Section 430(i) of the Code or Section 303(i) of ERISA or (m) a Plan is or becomes subject to the limitations on accelerated distribution under Section 436(d) of the Code or Section 206(g)(3) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Expiration Date” means February 14, 2013.

“Financial Officer” means, with respect to any Person, the chief financial officer, treasurer or controller of such Person.

“Foreign Subsidiary” means any Subsidiary of the Borrower other than a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governmental Authority” means any nation or government, any federal, state, city, town, municipality, county, local or other political subdivision thereof or thereto and any department, commission, board, bureau, instrumentality, agency or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Immaterial Foreign Subsidiary” means a Foreign Subsidiary that is designated by the Borrower in writing as an “Immaterial Foreign Subsidiary”, but only to the extent that such Subsidiary:

(i) (A) contributed 5.0% or less of EBITDA of the Borrower and its Subsidiaries on a consolidated basis for the period of four (4) fiscal quarters most recently ended for which internal financial statements are available and (B) when taken together with each other Foreign Subsidiary that has been designated by the Borrower in writing as an “Immaterial Foreign Subsidiary”, contributed 10% or less of EBITDA of the Borrower and its Subsidiaries on a consolidated basis for the period of four (4) fiscal quarters most recently ended for which internal financial statements are available; and

(ii) (A) had consolidated assets representing 5.0% or less of Total Assets determined on a consolidated basis in accordance with GAAP as shown on the most recent internal balance sheet of the Borrower and (B) when taken together with each other Foreign Subsidiary that has been designated by the Borrower in writing as an “Immaterial Foreign Subsidiary”, had consolidated assets representing 10% or less of Total Assets determined on a consolidated basis in accordance with GAAP as shown on the most recent internal balance sheet of the Borrower.

“IRS” means the United States Internal Revenue Service, and any successor thereto.

“Loan Documents” means this Agreement and any and all other documents, instruments, certificates and agreements executed and/or delivered pursuant hereto (including those delivered pursuant to Section 7.9).

“Material Adverse Effect” means a material adverse effect on(i) the business condition (financial or otherwise), operations, properties or prospects of the Borrower, (ii) the Borrower’s ability to perform its obligations under this Agreement or any other Loan Document or (iii) the rights and remedies of the Bank under the Loan Documents.

“Multiemployer Plan” shall mean a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA (i) to which any ERISA Affiliate is then making or has an obligation to make contributions, (ii) to which any ERISA Affiliate has within the preceding six plan years made contributions, including any Person which ceased to be an ERISA Affiliate during such six year period, or (iii) with respect to which Borrower or any of its Subsidiaries could incur liability.

“Obligations” means all obligations, liabilities and indebtedness of the Borrower to the Bank, whether now existing or hereafter created, direct or indirect, due or not, under or with respect to the Loan Documents, including, without limitation, the principal of and interest on the Facility (as hereinafter defined)(including interest accruing after the maturity of the Facility and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency or other similar proceeding, relating to the Borrower, whether or not a claim for post-petition interest is allowed in such proceeding) and the payment or performance of all other obligations of the Borrower to the Bank, including in each case, but not limited to, all fees, costs, expenses and indemnity obligations hereunder and thereunder.

“Payment Date” means the last day of March, June, September and December in each year.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, Governmental Authority or any other entity.

“Plan” means a pension plan as defined in Section 3(2) of ERISA which is maintained or contributed to by (or to which there is an obligation to contribute of) the Borrower or a Subsidiary of the Borrower or an ERISA Affiliate, and each such Plan for the six-year period immediately following the latest date on which the Borrower or a Subsidiary of the Borrower or an ERISA Affiliate maintained, contributed to, or had an obligation to contribute to such plan.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the thirty (30) day notice period has been waived.

“SEC” means the United States Securities and Exchange Commission, and any successor thereto.

“Solvent” means, with respect to any Person on a particular date, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation contingent liabilities, of such Person, (ii) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person does not intend to, and does not believe that it will, incur debts and liabilities beyond such Person’s ability to pay as such debts and liabilities mature and (iv) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subordinated Liabilities” mean liabilities subordinated to Borrower’s obligations to the Bank in a manner acceptable to the Bank in its sole discretion.

“Subsidiary” means, with respect to any specified Person: (1) any corporation, association or other business entity of which more than fifty percent (50%) of the total economic interest or voting power of shares of capital stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and (2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Tangible Net Worth” means the value of total assets (including leaseholds and leasehold improvements and reserves against assets but excluding goodwill, patents, trademarks, trade names, organization expense, unamortized debt discount and expense, capitalized or deferred research and development costs, deferred marketing expenses, and other like intangibles, and monies due from affiliates, officers, directors, employees, shareholders, members or managers) less total liabilities, including but not limited to accrued and deferred income taxes, but excluding the non-current portion of Subordinated Liabilities.

“Total Assets” means, as of any date of determination, the total amount of all assets of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP as shown on the balance sheet of the Borrower.

“Unencumbered Liquid Assets” mean the following assets (excluding assets of any retirement plan) which (i) are not the subject of any lien, pledge, security interest or other arrangement with any creditor to have his claim satisfied out of the asset (or proceeds thereof) prior to the general creditors of the owner of the asset, (ii) are held solely in the name of the Borrower (with no other persons or entities having ownership rights therein), (iii) may be converted to cash within five (5) days,(iv) are otherwise acceptable to the Bank in its reasonable discretion and(v) are not being counted or included to satisfy any other liquidity requirement under any other obligation, whether with the Bank or any other lender, unless otherwise expressly agreed by the Bank in writing:

(a) Cash or cash equivalents held in the United States and denominated in United States dollars;

(b) United States Treasury or governmental agency obligations which constitute full faith and credit of the United States of America;

(c) Commercial paper rated P-1 or A1 by Moody’s or S&P, respectively;

(d) Medium and long-term securities rated investment grade by one of the rating agencies described in (c) above;

(e) Eligible Stocks; and

(f) Mutual funds quoted in The Wall Street Journal which invest primarily in the assets described in (a) – (e) above.

Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(c) (i) The words “herein,” “hereto ” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii) Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(iii) The term “including” is by way of example and not limitation.

(iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(d) Unless otherwise expressly provided herein, (a) references to organizational documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law.

(e) Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants and the terms used therein will be calculated or used in accordance with GAAP consistently applied.

2. Line of Credit Amount and Terms

2.1 Line of Credit Amount.

(a) During the availability period described below, the Bank will provide a line of credit to the Borrower (the “Facility”). The amount of the Facility (the “Commitment”) is Twenty Five Million Dollars ($25,000,000.00).

(b) The Facility is a revolving line of credit. During the availability period, the Borrower may repay principal amounts and reborrow them.

2.2 Availability Period. The Facility is available between the Effective Date and the Expiration Date.

2.3 Repayment Terms.

(a) The Borrower shall pay interest on each Payment Date, commencing March 31, 2012, until payment in full of any principal outstanding under the Facility.

(b) The Borrower shall repay in full any principal, interest or other charges outstanding under the Facility on the Expiration Date.

(c) The Borrower may prepay the principal amount of the Facility in full or in part at any time without penalty. Each prepayment, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid.

2.4 Interest Rate. Interest will accrue on the unpaid principal amount outstanding under the Facility at a rate equal to the BBA LIBOR Daily Floating Rate plus the Applicable Margin.

2.5 Computations. All computations of interest and of fees shall be made by the Bank on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable. This results in more interest or a higher fee than if a 365-day year is used. Installments of principal which are not paid when due under this Agreement shall continue to bear interest until paid. Each determination by the Bank of the actual amount of each interest payment hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.6 Payment on Non-Business Days. Whenever any payment hereunder or any other Loan Document shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest.

2.7 Default Rate. Upon the occurrence and during the continuance of any Default or Event of Default (as such terms are hereinafter defined) or after maturity or after judgment has been rendered on any obligation under this Agreement, all amounts outstanding under this Agreement, including any interest, fees, or costs which are not paid when due, will at the option of the Bank bear interest at a rate which is four percent (4.0%) higher than the rate of interest otherwise provided in this Agreement. This may result in compounding of interest. This will not constitute a waiver of any Default or Event of Default.

2.8 Letters of Credit.

(a) At the request of the Borrower, at any time prior to the Expiration Date, the Bank will issue standby letters of credit with a maximum maturity of 365 days but not to extend more than 365 days beyond the Expiration Date. The standby letters of credit may include a provision providing that the maturity date will be automatically extended each year for an additional year unless the Bank gives written notice to the contrary.

(b) The amount of the letters of credit outstanding at any one time (including the drawn and unreimbursed amounts of the letters of credit) plus the amount of advances made under the Facility and outstanding may not exceed the Commitment at any time.

(c) The Borrower agrees:

(i) Any sum drawn under a letter of credit may, at the option of the Bank, be added to the principal amount outstanding under this Agreement. The amount will bear interest and be due as described elsewhere in this Agreement.

(ii) If there is an Event of Default hereunder, to make the Bank whole for any outstanding letters of credit to the extent they are undrawn by immediately providing the Bank with cash in an amount equal to the outstanding letters of credit to the extent they are undrawn.

(iii) The issuance of any letter of credit and any amendment to a letter of credit is subject to the Bank’s written approval and must be in form and content satisfactory to the Bank and in favor of a beneficiary reasonably acceptable to the Bank.

(iv) To sign the Bank’s standard form of Application and Agreement for Standby Letter of Credit.

(v) To pay any reasonable issuance and/or other fees that the Bank notifies the Borrower (at or prior to the issuance of any such letter of credit) will be charged for issuing and processing letters of credit for the Borrower.

(vi) To allow the Bank to automatically charge its checking account for applicable fees, discounts, and other charges.

(vii) To pay the Bank a non-re fundable fee equal to 2.0% per annum of the outstanding undrawn amount of each letter of credit, payable annually in advance, calculated on the basis of the face amount outstanding on the day the fee is calculated. If there is a Default or an Event of Default, at the Bank’s option, the amount of the fee shall be increased by 1% per annum, effective starting on the day the Bank provides notice of the increase to the Borrower.

(viii) If the Expiration Date is not extended by the Bank (which extension, the Borrower acknowledges, shall be at the sole and complete discretion of the Bank) so that any letters of credit remain outstanding after the Expiration Date, to provide the Bank, on or prior to the Expiration Date, with a first priority security interest and lien in and to cash collateral in an amount equal to the then face amount of all letters of credit then outstanding.

3. Fees.

3.1 Unused Commitment Fee. The Borrower agrees to pay the Bank a fee on any difference between the amount of the Commitment and the amount of credit the Borrower actually utilizes (including for such purposes any letters of credit outstanding) under the Facility, determined by the daily amount of credit outstanding during the specified period. The fee will be calculated at 0.25% per year and shall be payable, in arrears, on each Payment Date, commencing March 31, 2012.

3.2 Origination Fee. The Borrower agrees to pay the Bank a commitment fee in the amount of One Hundred Twenty Five Thousand Dollars ($125,000.00). This fee is due on the date of this Agreement and prior to any extension of credit under the Facility.

3.3 Late Fee. To the extent permitted by law, the Borrower agrees to pay a late fee in an amount not to exceed four percent (4.0%) of any payment that is more than five (5) Business Days late. The imposition and payment of a late fee shall not constitute a waiver of the Bank’s rights with respect to the default.

4. Disbursements, Payments and Costs.

4.1 Disbursements and Payments.

(a) Each payment by the Borrower on the Facility will be made in Dollars and immediately available funds by debit to the following account of the Borrower at the Bank: 000659756829, or otherwise authorized by the Borrower in writing (the “Designated Account”). For payments not made by direct debit, payments will be made by mail at one of the Bank’s banking centers in the United States, or by such other method as may be permitted by the Bank.

(b) The Bank may honor written instructions (which for purposes of this Section 4.1(b) shall include such instructions received via electronic mail) for advances or repayments given by any one of the individuals authorized to sign loan agreements on behalf of the Borrower, or any other individual designated by any one of such authorized signers (each an “Authorized Individual”).

(c) For any payment under this Agreement made by debit to the Designated Account, the Borrower will maintain sufficient immediately available funds in the Designated Account to cover each debit. If there are insufficient immediately available funds in a Designated Account on the date the Bank enters any such debit authorized by this Agreement, the Bank may reverse the debit.

(d) Each request for an advance hereunder, other than a request for a letter of credit (which shall be subject to the provisions of Section 2.8), shall be in an amount equal to One Hundred Thousand Dollars ($100,000.00) or an integral multiple of One Hundred Thousand Dollars ($100,000.00) in excess thereof, and shall be made on at least two (2) Business Days’ prior written notice. Each request for an advance hereunder shall be made by telephonic or written communication by an Authorized Individual. The request for an advance hereunder shall specify the proposed amount of such advance and the Business Day on which such advance shall be made. On the Business Day specified for each advance hereunder and upon fulfillment of the applicable terms and conditions set forth below, the Bank will make the proceeds of such advance available to the Borrower by crediting a demand deposit account maintained at the Bank in the name of the Borrower, not later than 5:00 P.M. on such date. Each disbursement by the Bank and each payment by the Borrower will be evidenced by records kept by the Bank. In addition, the Bank may, at its discretion, require the Borrower to sign one or more promissory notes, provided that the form of any such promissory note shall not create any right on the part of the Bank or impose any obligation on the part of the Borrower that is not set forth in this Agreement.

(e) Prior to the date each payment of principal and interest and any fees from the Borrower becomes due (the “Due Date”), the Bank will deliver to the Borrower a written statement of the amounts that will be due on that Due Date (the “Billed Amount”). The calculations in the bill will be made on the assumption that no payments will be made between the date of the billing statement and the Due Date, and that there will be no changes in the applicable interest rate. If the Billed Amount differs from the actual amount due on the Due Date (the “Accrued Amount”), the discrepancy will be treated as follows:

(i) If the Billed Amount is less than the Accrued Amount, the Billed Amount for the following Due Date will be increased by the amount of the discrepancy. The Borrower will not be in default by reason of any such discrepancy.

(ii) If the Billed Amount is more than the Accrued Amount, the Billed Amount for the following Due Date will be decreased by the amount of the discrepancy.

Regardless of any such discrepancy, interest will continue to accrue based on the actual amount of principal outstanding without compounding. The Bank will not pay the Borrower interest on any overpayment.

4.2 Telecopy or Electronic Mail Instructions.

(a) The Bank may honor telecopy instructions for repayments given, or purported to be given, by any one of the Authorized Individuals.

(b) The Borrower will indemnify and hold the Bank harmless from all liability, loss, and costs in connection with any act resulting from instructions the Bank reasonably believes are made by any Authorized Individual by telecopy or electronic mail. This paragraph will survive this Agreement’s termination, and will benefit the Bank and its officers, employees, and agents.

4.3 Direct Debit. The Borrower agrees that on each Due Date the Bank will debit the Billed Amount from the Designated Account.

4.4 Additional Costs. The Borrower will pay the Bank, on demand, for the Bank’s costs or losses arising from any Change in Law which are allocated to this Agreement or any credit outstanding under this Agreement. The allocation will be made as determined by the Bank, using any reasonable method. The costs include, without limitation, the following:

(a) any reserve or deposit requirements (excluding any reserve requirement already reflected in the calculation of the interest rate in this Agreement); and

(b) any capital requirements relating to the Bank’s assets and commitments for credit.

“Change in Law” means the occurrence, after the date of this Agreement, of the adoption or taking effect of any new or changed law, rule, regulation or treaty, or the issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives issued in connection with that Act, and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

5. Conditions Precedent.

5.1 Conditions to Effectiveness. The effectiveness of this Agreement and the obligation of the Bank to extend the initial credit to the Borrower under this Agreement are subject to the fulfillment of the following conditions precedent to the satisfaction of the Bank and its counsel:

(a) the Bank shall have received a counterpart of this Agreement, duly executed by the Borrower;

(b) the Bank shall have received evidence satisfactory to it that the Borrower shall concurrently pay the fees and expenses of Ellenoff Grossman & Schole LLP as of the Effective Date required to be paid under this Agreement;

(c) the Bank shall have received a certificate of good standing with respect to the Borrower, certified as of a recent date by the appropriate office in the State of Delaware;

(d) the Bank shall have received a Form U-1, duly executed by the Borrower;

(e) the Bank shall have received an opinion of counsel to the Borrower as to such matters as the Bank may reasonably request; and

(f) the Bank shall have received a certificate of the Secretary or Assistant Secretary of the Borrower, dated the Effective Date and certifying (i) that the Borrower’s certificate of incorporation has not been amended since the date of the last amendment thereto shown in the certified copy thereof (certified as of a recent date) attached to such certificate, (ii) that attached thereto is a true and complete copy of the Borrower’s bylaws, together with all amendments and other modifications thereto, as in effect on the date of such certificate, (iii) that attached thereto is a true and complete copy of resolutions adopted by the directors of the Borrower authorizing the execution, delivery and performance of this Agreement and that such resolutions have not been modified, rescinded or amended and are in full force and effect and (iv) as to the incumbency and specimen signature of each of the Borrower’s officers executing this Agreement or any other Loan Document.

5.2 Conditions to Each Extension of Credit Under the Facility. The obligation of the Bank to extend credit to the Borrower under this Agreement on any date, including the initial extension of credit, is subject to the fulfillment of the following conditions precedent to the satisfaction of the Bank and its counsel:

(a) the representations and warranties contained in Section 6 shall be true and correct in all material respects on and as of such date (except to the extent such representations and warranties expressly relate to an earlier date); provided that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or any similar language shall be true and correct in all respects on such date;

(b) there shall not have occurred since September 30, 2011 a material adverse change in the business condition (financial or otherwise), operations, properties or prospects of the Borrower or its ability to perform its obligations under this Agreement or any other Loan Document;

(c) no event shall have occurred and be continuing which constitutes an Event of Default under this Agreement or would constitute an Event of Default but for the requirement that notice be given or time elapse or both (any such event being a “Default”); and

(d) the Bank shall have received such other certificates, documents and information with respect to the Borrower as the Bank may reasonably request.

6. Representations and Warranties. In order to induce the Bank to enter into this Agreement and maintain the Facility as provided for herein, the Borrower hereby represents and warrants to the Bank as follows, and each extension of credit under the Facility constitutes a renewal of these representations and warranties as of the date of the request:

6.1 Organization. The Borrower and each of its Subsidiaries (other than any Immaterial Foreign Subsidiary) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has the corporate or other requisite legal power to own its assets and to transact the business in which it is presently engaged and is properly licensed, is in good standing, and, where required, in compliance with fictitious name statutes, in each state in which it does business, in each case, except where the failure to so qualify or to be so licensed, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

6.2 Authority and Consents. The Borrower has the requisite power and authority to execute and deliver each Loan Document to which it is a party (including, without limitation, this Agreement) and to incur and perform the obligations provided for herein and therein. No consent or approval of or notice to or filing with any Governmental Authority or other third party is or will be required as a condition to the Borrower’s execution, delivery and performance of this Agreement or any other Loan Document to which the Borrower is a party, or the validity or enforceability thereof, or the taking by the Borrower of any other action contemplated hereby or thereby, other than such consents which have been obtained, are in full force and effect, and copies thereof have been delivered to the Bank.

6.3 Binding Agreement. Each of this Agreement and the other Loan Documents to which the Borrower is a party has been duly executed and delivered by the Borrower and constitutes its valid and legally binding obligation, enforceable against the such the Borrower in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws, or by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

6.4 Litigation. There is no litigation, investigation or proceeding involving the Borrower or any of its Subsidiaries pending or, to the knowledge of the Borrower, threatened by or before any court or Governmental Authority or arbitration authority, which could reasonably be expected to have a Material Adverse Effect, except as set forth on the Borrower’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the SEC prior to the date hereof or except as set forth on Schedule 6.4 hereto.

6.5 No Conflicts. The execution, delivery and performance by the Borrower of this Agreement and any other Loan Document to which it is a party, and the taking by the Borrower of all other actions contemplated hereby and thereby, do not contravene the organizational documents of the Borrower or any law, statute, rule, regulation, order, writ, judgment, injunction or decree applicable to the Borrower or any of its property, and do not constitute a default under any existing material agreement, mortgage, indenture or contract binding on the Borrower or affecting the Borrower’s property.

6.6 Information. All financial information (other than forecasts, projections and other forward-looking data and statements) that has been or will be furnished by the Borrower to the Bank in connection with the transactions contemplated by the Loan Documents is or will be accurate and complete in all material respects on the date as of which such information is furnished to the Bank and not incomplete by the omission of any fact necessary to make such information not misleading. The Borrower’s books and records properly reflect the Borrower’s financial condition and results of operations in all material respects.

6.7 Compliance with Laws. The Borrower and each of its Subsidiaries (other than any Immaterial Foreign Subsidiary) is in compliance in all material respects with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property.

6.8 Permits, Franchises. The Borrower and each of its Subsidiaries (other than any Immaterial Foreign Subsidiary) possesses all material permits, memberships, franchises, contracts and licenses required and all material trademark rights, trade name rights, patent rights, copyrights, and fictitious name rights reasonably necessary to enable it to conduct the business in which it is now engaged.

6.9 Other Obligations. Neither the Borrower nor any of its Subsidiaries (other than any Immaterial Foreign Subsidiary) is in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation, except as have been disclosed in writing to the Bank.

6.10 Taxes. The Borrower and each of its Subsidiaries (other than any Immaterial Foreign Subsidiary) has filed all tax returns required to be filed by it and has paid all taxes and assessments payable by it which have become due, other than those not yet delinquent and except for those being contested in good faith by appropriate proceedings and adequately disclosed and fully provided for in the financial statements of the Borrower in accordance with GAAP. There is no action, suit, proceeding, investigation, audit or claim now pending or, to the knowledge of the Borrower, threatened by any Governmental Authority with respect to any taxes relating to the Borrower.

6.11 Investment Company. The Borrower is not required to be registered as an “investment company” and is not a company “controlled” by a Person required to be registered as an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.

6.12 No Default or Event of Default. No event has occurred and is continuing which, before or after giving effect to the Effective Date, constitutes a Default or an Event of Default.

6.13 No Material Adverse Change. Since September 30, 2011, there has occurred no material adverse change in the business condition (financial or otherwise), operations, properties or prospects of the Borrower or its ability to perform its obligations under this Agreement or any other Loan Document.

6.14 Insurance. The Borrower has obtained, and maintained in effect, the insurance coverage required in Section 7.10.

6.15 ERISA Plans.

(a) Each Plan (other than a Multiemployer Plan) is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law. Each Plan has received a favorable determination letter from the IRS or is a volume submitter or prototype which has an opinion letter from the IRS National Office and to the best knowledge of the Borrower, nothing has occurred which would cause the loss of such qualification. Borrower has fulfilled its obligations, if any, under the minimum funding standards of ERISA and the Code with respect to each Plan, and has not incurred any material liability with respect to any Plan under Title IV of ERISA.

(b) There are no claims, lawsuits or actions (including by any Governmental Authority) other than routine claims for benefits, and there has been no violation of the fiduciary responsibility rules under ERISA or other applicable law with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) With respect to any Plan subject to Title IV of ERISA, no ERISA Event has occurred, or is reasonably expected to occur, that could reasonably be expected to result in a Material Adverse Effect.

6.16 Solvency. On and as of the Effective Date, the Borrower is Solvent.

7. Affirmative Covenants. Until full payment and performance of all Obligations and as long as credit is available under the Facility, the Borrower agrees:

7.1 Use of Proceeds. To use the proceeds of the Facility for working capital, letters of credit and, subject to the provisions of Section 7.9, Purchase

Money Acquisitions (as such term is hereinafter defined), but such proceeds may not be used directly or indirectly to purchase or carry any “margin stock” as that term is defined in Regulation U of the Board of Governors of the Federal Reserve System, or extend credit to or invest in other parties for the purpose of purchasing or carrying any such “margin stock,” or to reduce or retire any indebtedness incurred for such purpose.

7.2 Financial Information. To provide the following financial information and statements in form and content reasonably acceptable to the Bank, and such additional information as reasonably requested by the Bank from time to time (the Bank reserves the right, upon written notice to the Borrower, to require the Borrower to deliver financial information and statements to the Bank more frequently than otherwise provided below):

(a) As soon as available, but in any event within 120 days following the end of the Borrower’s fiscal year, audited consolidated financial statements for Borrower and its Subsidiaries for such fiscal year, including a consolidated balance sheet and related statements of operations, shareholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Ernst & Young LLP, or other independent public accountants of recognized national standing and reasonably acceptable to the Bank (without a “going concern” or like qualification or exception or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly, in all material respects, the financial condition and results of operations of Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP;

(b) As soon as available, but in any event with sixty (60) days following the end of each of the first three fiscal quarters of each fiscal year of the Borrower, unaudited consolidated financial statements for Borrower and its Subsidiaries for such fiscal quarter, including a consolidated balance sheet and related statements of operations, shareholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods for (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer of the Borrower as presenting fairly the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end adjustments and the absence of footnotes;

(c) As soon as available, but in any event within one hundred twenty (120) days after filing, copies of all Current Reports on Form 8-K filed by the Borrower with the SEC;

(d) Concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate (a “Compliance Certificate”) of a Financial Officer of the Borrower certifying (i) that no Event of Default or Default has occurred or, if an Event of Default or Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto and setting forth computations in reasonable detail satisfactory to the Bank demonstrating whether or not

Borrower is in compliance with the covenants set forth in Section 8 for the applicable period and (ii) that except as set forth on a schedule thereto, since the date of the last Compliance Certificate (or the Effective Date, in the case of the first Compliance Certificate delivered hereunder) the Borrower has not changed its legal name or form or jurisdiction of organization;

(e) Promptly upon sending or receipt, copies of any management letters sent or received by the Borrower to or from its auditors; and

(f) Promptly, such other information concerning the business, operations, properties and condition of the Borrower and its Subsidiaries as the Bank may from time to time reasonably request.

Documents required to be delivered pursuant to Section 7.2(a), (b) or (c) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date on which the Borrower posts such documents, or provides a link thereto, on the Borrower’s website on the Internet at its website address provided to the Bank; provided that the Borrower shall notify the Bank by telecopy or electronic mail of the posting of any such documents and provide, if requested, to the Bank by electronic mail electronic versions of such documents; provided, further, however, that the Borrower’s failure to so notify the Bank shall not give rise to a Default or Event of Default.

7.3 Notices. To furnish the Bank prompt written notice of any of the following:

(a) the occurrence of any Default or Event of Default;

(b) the filing or commencement of, or any written threat or notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against the Borrower or any of its Subsidiaries in an amount in excess of Two Hundred Fifty Thousand Dollars ($250,000.00);

(c) any actual contingent liabilities of the Borrower, and any such contingent liabilities which are reasonably foreseeable, in an amount in excess of One Hundred Thousand Dollars ($100,000.00); or

(d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

7.4 Existence; Conduct of Business. That it shall, and shall cause each of its Subsidiaries (other than any Immaterial Foreign Subsidiary) to, do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, licenses, permits, franchises, governmental authorizations and intellectual property rights (except as such would otherwise reasonably expire, be abandoned or permitted to lapse in the ordinary course of business), necessary in the normal conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted except where the failure to maintain such authority could not reasonably be expected to have a Material Adverse Effect; provided, however, that (i) the Borrower may cause any of its Subsidiaries to be merged into another of its Subsidiaries and (i) in the event from time to time that any Subsidiary of the Borrower has no material assets, Borrower may cause such Subsidiary to be dissolved.

7.5 Compliance with Laws. That it shall, and shall cause each of its Subsidiaries (other than any Immaterial Foreign Subsidiary) to, comply, in all material respects with all laws, rules, regulations, orders and requirements of any Governmental Authority applicable to it or any of its property, including any Acquired Asset (as hereinafter defined).

7.6 Maintenance of Properties. That it shall, and shall cause each of its Subsidiaries (other than any Immaterial Foreign Subsidiary) to, (i) at ail times maintain and preserve all material property necessary to the normal conduct of its business in good repair, working order and condition, ordinary wear and tear excepted and casualty or condemnation excepted and (ii) make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto as reasonably necessary in accordance with prudent industry practice in order that the business carried on in connection therewith, if any, may be properly conducted at all times, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

7.7 Taxes and Other Obligations. That it shall, and shall cause each of its Subsidiaries (other than any Immaterial Foreign Subsidiary) to, pay all of such Person’s taxes and other obligations (including all legal and other professional fees) as the same become due and payable, except to the extent the same are being contested in good faith by appropriate proceedings in a diligent manner and such Person has set aside on its books adequate reserves with respect thereto in accordance with GAAP.

7.8 Books and Records; Inspection Rights. (i) That it shall, and shall cause each of its Subsidiaries to, keep proper books of record and account and to adopt and comply with accounting policies and practices that comply with GAAP and (ii) that it shall, and shall cause each Subsidiary to, permit any representatives designated by the Bank (including employees of the Bank or any consultants, accountants, attorneys and appraisers retained by the Bank), upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times during normal business hours and as often as reasonably requested. If any property, books and records of the Borrower or any of its Subsidiaries are in the possession of a third party, the Borrower hereby authorizes, or agree to cause such Subsidiary to authorize, such third party to permit the Bank or its representatives to have access to perform inspections or audits and to respond to the Bank’s requests for information concerning such property, books and records.

7.9 Acquisitions. In the event the Borrower should desire to use the proceeds of any credit to be made available under the Facility, in whole or in part, to satisfy the purchase price or cost of acquiring (by way of purchase, assignment, capital contribution, investment, transfer, lease or otherwise) (each a “Purchase Money Acquisition”) any property, security, equipment, business, entity, interest, intellectual property right, real estate, claim or any other asset of any other kind or nature, whether tangible or intangible, real or personal (an “Acquired Asset”), the Borrower shall (i) give the Bank written notice of such Purchase Money Acquisition not more than forty five (45) days’ and not less than twenty (20) days’ prior to the proposed date of such Purchase Money Acquisition (the “Purchase Money Acquisition Closing Date”), which notice shall include a description in reasonable detail of the terms of the Purchase Money Acquisition and the Acquired Asset, the date of the Purchase Money Acquisition Closing Date and a copy of all term sheets, commitment letters and definitive documentation relating thereto (in the event any such documents are not available on the date of such notice, the Borrower shall furnish the Bank with a copy thereof as soon as it becomes available to the Borrower), (ii) execute and deliver to the Bank, no later than the Business Day immediately preceding the Purchase Money Acquisition Closing Date, such security agreements, pledge agreements, mortgages, deeds of trust, consents, approvals and such other agreements, documents and instruments as the Bank shall request and as may be necessary and customary for the Bank in order that the Bank be granted a perfected, first priority security interest in the Acquired Asset and (iii) cooperate with the Bank to give full effect to the provisions of the foregoing clause (ii) (it being agreed that the Bank shall have no obligation to extend any credit to the Borrower for the purpose of the Borrower consummating a Purchase Money Acquisition unless the Borrower complies in full with the provisions of this Section 7.9).

7.10 Maintenance of Insurance. To maintain insurance reasonably satisfactory to the Bank as to amount, nature and carrier covering property damage (including loss of use and occupancy) to the Borrower’s and each of its Subsidiary’s (other than any Immaterial Foreign Subsidiary) properties, business interruption insurance, public liability insurance including coverage for contractual liability, casualty, product liability and workers’ compensation, and any other insurance which is usual for the business of the Borrower or any of its Subsidiaries (other than any Immaterial Foreign Subsidiary). Each general liability policy with respect to the Borrower and its properties shall list the Bank as additional insured and shall provide for at least thirty (30) days prior notice to the Bank of any cancellation thereof

7.11 ERISA. Promptly (x) during each year, to pay, and cause its ERISA Affiliates to pay, contributions adequate to meet at least the minimum funding standards under ERISA with respect to each and every Plan that is subject to Section 412 of the Code; file each annual report required to be filed pursuant to Section 103 of ERISA in connection with each Plan for each year; and notify the Bank within ten (10) days of the occurrence of any ERISA Event which could reasonably be expected to result (alone or in connection with any other event) in aggregate liability to the Borrower equal to or greater than $2,500,000 and to comply in all material respects with the applicable provisions of ERISA and the Code with respect to each Plan and (y) upon request by the

Bank to provide copies of (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by the Borrower or any ERISA Affiliate with the IRS with respect to each Plan; (ii) the most recent actuarial valuation report for each Plan; (iii) all notices received by the Borrower or any ERISA Affiliate from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Plan as the Bank shall reasonably request.

7.12 Further Assurances. To take any action reasonably requested by the Bank to carry out the intent of this Agreement.

8. Financial Covenants. Until full payment and performance of all Obligations and as long as credit is available under the Facility:

8.1 Tangible Net Worth. The Borrower shall maintain on a consolidated basis, as of the last day of each fiscal quarter, Tangible Net Worth equal to at least Forty Million Dollars ($40,000,000.00).

8.2 Current Ratio. The Borrower shall maintain on a consolidated basis, as of the last day of each fiscal quarter, a ratio of Current Assets to Current Liabilities of at least 1.75:1.0.

8.3 Unencumbered Liquid Assets. The Borrower shall maintain, as of the last day of each fiscal quarter, Unencumbered Liquid Assets having an aggregate market value equal to or greater than the outstanding principal amount of the Facility at all times (including all drawn but unreimbursed amounts of letters of credit issued hereunder), plus all accrued interest on the Facility.

9. Negative Covenants. Until full payment and performance of all Obligations and as long as credit is available under the Facility:

9.1 Other Debts. The Borrower shall not, and shall not permit any of its Subsidiaries (other than any Immaterial Foreign Subsidiary) to, have outstanding or incur any direct or contingent liabilities or lease obligations (other than those to the Bank), or become liable for the liabilities of others, without the Bank’s written consent. This does not prohibit:

(a) acquiring goods, supplies, merchandise or services on normal trade credit;

(b) endorsing negotiable instruments received in the usual course of business;

(c) obtaining surety bonds in the usual course of business;

(d) debt or other liabilities of a Subsidiary of the Borrower to another Subsidiary of the Borrower;

(e) liabilities for taxes not yet due;

(f) lease obligations as lessee arising in the ordinary course of business;

(g) hedging arrangements entered into for purposes of mitigating interest rate, commodity pricing, currency exchange rate or other similar risks in the ordinary course of business (so long as such arrangements are not entered into primarily for speculative purposes);

(h) debt, lines of credit or letter of credit facilities existing on the Effective Date and disclosed in writing to the Bank prior to the Effective Date and refinancings thereof or amendments or modifications thereof which do not have the effect of increasing the principal amount thereof or changing the amortization thereof (other than to extend the same) and which are otherwise on terms and conditions no less favorable to such Person or the Bank, as determined by the Bank in its reasonable discretion, than the terms of the debt being refinanced, amended or modified;

(i) payroll and other liabilities in respect of employees arising in the ordinary course of business;

(j) incurrence of liabilities, other than in respect of debt (including, without limitation, debt for borrowed money or in respect of hedging arrangements or letters of credit), incurred in the ordinary course of the Borrower’s business; provided that such liabilities, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; and

(k) guarantees of any of the foregoing.

9.2 Other Liens. Borrower and its Subsidiaries (other than any Immaterial Foreign Subsidiary) shall not create, assume or allow any security interest or lien on any of its property, whether now or hereafter acquired, except:

(a) liens and security interests in favor of the Bank;

(b) liens for taxes not yet due;

(c) liens in existence on the Effective Date and disclosed in writing to the Bank prior to the Effective Date;

(d) liens of landlords and banks and rights of set-off, liens of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other similar liens imposed by law, in each case incurred in the ordinary course of business for amounts not yet overdue;

(e) liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, performance bonds and other similar obligations (other than obligations for the payment of borrowed money), so long as no foreclosure, sale or similar proceedings have commenced with respect to any portion of any Acquired Asset;

(f) leases or subleases granted to third parties in the ordinary course of business and not interfering in any material respect with the business of the Borrower or any of its Subsidiaries;

(g) easements, rights-of-way, restrictions, encroachments, and other defects or irregularities in title, in each case which do not interfere in any material respect with the ordinary conduct of the business of the Borrower or any of its Subsidiaries; and

(h) licenses of intellectual property rights granted in the ordinary course of business.

9.3 Transactions with Affiliates. Other than with respect to license or similar agreements entered into by the Borrower with JC Penney (or its affiliates) and the transactions contemplated thereby (including, without limitation, the commercial agreement entered into between them on or about December 6, 2011), the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly purchase, acquire or lease any property from, or sell, transfer or lease any property to, pay any management fees to or otherwise deal with, in the ordinary course of business or otherwise, any Affiliate other than (i) transactions with Affiliates in the ordinary course of business and pursuant to the reasonable requirements of the Borrower’s or such Subsidiary’s business and upon fair and reasonable terms that are no less favorable to the Borrower or such Subsidiary than it would obtain in a comparable arm’s length transaction with a Person that is not its Affiliate, (ii) transactions between the Borrower and an Affiliate thereof pursuant to the terms of any agreements or plans described on the exhibit lists to the Borrower’s Annual Report on Form 10-K for the year ended December 31, 2010 or Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2011 and (iii) any amendment or modification of, or any substitute or replacement arrangement (at any time during the term of this Agreement) with the same Affiliate or Affiliates for, any agreement described in clauses (i) and (ii) above.

9.4 Additional Negative Covenants. The Borrower shall not, and shall not permit any of its Subsidiaries (other than any Immaterial Foreign Subsidiary, in the case of subsections (a), (c), (d) and (e) below) to, without the Bank’s written consent:

(a) enter into any consolidation, merger or other combination, or, except for Acquired Assets, become a partner in a partnership, a member of a joint venture or a member of a limited liability company, and except that any of the Borrower’s Subsidiaries may merge into any other of the Borrower’s Subsidiaries.

(b) engage in any business activities substantially different from that engaged in by the Borrower and its Subsidiaries on the date hereof;

(c) wind up, liquidate or dissolve its affairs, voluntarily suspend its business, or sell or otherwise dispose of all or substantially all of its assets, or agree to do any of the foregoing at any future time; provided that a Subsidiary with no material assets may be dissolved upon not less than ten (10) days’ prior written notice to the Bank;

(d) amend or otherwise modify the organizational documents of the Borrower, as in effect on the date hereof; or

(e) change its fiscal year or its accounting methods except for changes in accounting policies required under GAAP.

10. Default and Remedies.

The occurrence of any of the following events (each an “Event of Default”) shall constitute a default under this Agreement and under each of the other Loan Documents:

10.1 Failure to Pay. The Borrower fails to make a payment of principal, interest any fee or other sum under this Agreement when due; or

10.2 False Information; Representations and Warranties. The Borrower has given the Bank materially false or misleading information or any representation or warranty made by the Borrower under or in connection with any Loan Document shall prove to have been incorrect in any material respect at the time when made; or

10.3 Covenant Default. The Borrower shall fail to perform or observe any agreement, covenant or obligation set forth in Section 7.1, 7.2. 7.3, 7.4, 7.8, 7.9, 8 or 9 of this Agreement; or

10.4 Covenant Default after Cure Period. The Borrower shall fail to timely and properly observe, keep or perform any term, covenant or agreement contained in any Loan Document to which it is a patty (other than those described in Sections 10.1 to 10.3), if such default shall continue unremedied for a period of three (3) days; or

10.5 Other Bank Agreements. The Borrower or any or its Subsidiaries shall be in default of or fail to perform any other agreement, obligation, liability or indebtedness of the Borrower or such Subsidiary to the Bank or to any affiliate of Bank with respect to a monetary obligation in excess of $10,000, and such default or failure continues past any cure period provided therein; or

10.6 Cross Default. (i) The Borrower or any of its Subsidiaries (other than any Immaterial Foreign Subsidiary) shall default in any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) with respect to any other indebtedness (other than the indebtedness described in Section 10.5) in an aggregate outstanding principal amount in excess of $2,500,000 beyond the period of grace (not to exceed thirty (30) days), if any, provided in the instrument or agreement under which such indebtedness was created; or (ii) any breach, default or event of default shall occur and be continuing, or any other condition shall exist under any instrument or agreement pertaining to any such indebtedness, if the effect thereof is to cause an acceleration of such indebtedness, or during the continuance of such breach, default or event of default, permit the holders of such indebtedness to accelerate the maturity of any such indebtedness or require a redemption or other repurchase of such indebtedness; or

10.7 Bankruptcy. The Borrower or any of its Subsidiaries (other than any Immaterial Foreign Subsidiary) shall (i) make a general assignment for the benefit of creditors; (ii) admit in writing its inability to pay or fails to pay its debts generally as they become due; (iii) file a petition for relief under any chapter of the Federal Bankruptcy Code or any other bankruptcy or debtor relief law, domestic or foreign, as now or hereafter in effect, or seeking the appointment of a trustee, receiver, custodian, liquidator or similar official for it or any Acquired Asset or any of its other property; or any such action is commenced against it and it admits, acquiesces in or does not contest diligently the material allegations thereof, or the action results in entry of an order for relief against it, or it does not obtain permanent dismissal and discharge thereof before the earlier of trial thereon or sixty (60) days after commencement of the action; or (iv) make a transfer or incur an obligation which is fraudulent under any applicable law as to any creditor; or

10.8 Lien Property. The Bank fails at any time on or after each Purchase Money Acquisition Closing Date to have an enforceable first lien on or security interest in the Acquired Asset acquired on such Purchase Money Acquisition Closing Date; or

10.9 Judgments. Any judgment or order for the payment of money in excess of $2,500,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) shall be rendered against the Borrower or any of its Subsidiaries (other than any Immaterial Foreign Subsidiary) and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

10.10 Material Adverse Change. A material adverse change occurs, or is reasonably likely to occur, in (i) the business condition (financial or otherwise), operations, properties or prospects of the Borrower or (ii) the ability of the Borrower to repay the Obligations; or

10.11 Governmental Action. Any Governmental Authority takes action that the Bank reasonably believes materially adversely affects the Borrower’s financial condition or ability to repay the Obligations; or

10.12 ERISA Plans. Any one or more of the following events occurs with respect to a Plan of the Borrower or an ERISA Affiliate subject to Title IV of ERISA, provided such event or events could reasonably be expected, in the judgment of the Bank, to subject the Borrower, any of its Subsidiaries or any of its ERISA Affiliates to any tax, penalty or liability (or any combination of the foregoing) which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect:

(a) a Reportable Event shall occur with respect to a Plan;

(b) any Plan termination (or commencement of proceedings to terminate a Plan) or the full or partial withdrawal from a Plan or a Multiemployer Plan by the Borrower, any of its Subsidiaries or any ERISA Affiliate; or

(c) any other ERISA Event.

10.13 Loan Document Ceases to be Binding. Any Loan Document after delivery thereof shall for any reason cease to be valid and binding on the Borrower.

10.14 Change of Control. A Change of Control shall occur.

11 . Remedies Upon Default. If a Default shall occur, the Bank shall have no obligation to extend any additional credit to the Borrower. If an Event of Default shall occur,

11.1 At the Bank’s option, the Bank shall have no obligation to extend any additional credit to the Borrower and the Bank may require that all Obligations be paid immediately without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an Event of Default specified under Section 10.7, all Obligations shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower; and

11.2 The Bank shall have all rights, powers and remedies available under each of the Loan Documents, or afforded by law, including, without limitation, the right to resort to any or all of the Acquired Assets and to exercise any or all of the rights of a secured party with respect thereto pursuant to applicable law. All rights, powers and remedies of the Bank in connection with each of the Loan Documents may be exercised at any time by the Bank and from time to time after the occurrence and during the continuance of any Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.

12. Notices. Unless otherwise provided in this Agreement or in another agreement between the Bank and the Borrower, all notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, or by overnight courier, to the following addresses, or sent by facsimile to the fax numbers listed below, or to such other addresses as the Bank and the Borrower may specify from time to time in writing:

Borrower:	Martha Stewart Living Omnimedia, Inc. 601 West 26th Street New York, NY 10001 Attention: Chief Financial Officer Telecopy: 212-827-8551

Bank:	Bank of America, N.A. 767 Fifth Avenue, Floor 12A New York, New York 10153 Attention: Jane R. Heller Telecopy: 212-407-5402

Notices and other communications shall be effective (i) if mailed, upon the earlier of receipt or five (5) days after deposit in the U.S. mail, first class, postage prepaid, (ii) if telecopied, when transmitted, or (iii) if hand-delivered, by courier or otherwise (including telegram, lettergram or mailgram), when delivered.

13. Miscellaneous. The Borrower and the Bank further covenant and agree as follows, without limiting any requirement of any other Loan Document:

13.1 Fees and Expenses. The Borrower shall reimburse the Bank for any reasonable and documented costs and attorneys’ fees incurred by the Bank in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Loan Documents, including without limitation, the enforcement or preservation of any rights or remedies under this Agreement and any other Loan Documents, and in connection with any amendment, waiver, “workout” or restructuring under this Agreement. The Borrower agrees to reimburse the Bank for the reasonable and documented costs of periodic field examinations of the Borrower’s books, records and Acquired Assets, and appraisals of the Acquired Assets, at such intervals as the Bank may reasonably require, which may be performed by employees of the Bank or by independent appraisers. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys’ fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator. In the event that any case is commenced by or against the Borrower under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute, the Bank is entitled to recover costs and reasonable attorneys’ fees incurred by the Bank related to the preservation, protection, or enforcement of any rights of the Bank in such a case. As used in this paragraph, “attorneys’ fees” includes the allocated costs of a party’s in-house counsel. In addition, the Borrower agrees to, upon reasonable notice from the Bank, pay any and all stamp and other taxes or fees payable or determined to be payable in connection with the execution and delivery of the Loan Documents and the other documents to be delivered hereunder, and agrees to save the Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes or fees.

13.2 Indemnification. The Borrower shall indemnify and hold the Bank, its parent, Subsidiaries and all of their directors, officers, employees, agents, successors, attorneys, and assigns (collectively, the “Indemnitees”) harmless from any loss, liability, damages, judgments, and costs of any kind relating to or arising directly or indirectly out of (a) this Agreement or any other Loan Document, (b) any credit extended or committed by the Bank to the Borrower hereunder, and (c) any litigation or proceeding related to or arising out of this Agreement, any such document, or any such credit, in each case other than arising as a result of any such Indemnitee’s gross negligence or willful misconduct as determined by a final, non-appealable judgment of a court of competent jurisdiction. This indemnity includes but is not limited to reasonable attorneys’ fees (including the allocated cost of in-house counsel). This indemnity shall survive repayment of the Obligations to the Bank. All sums due to the Bank hereunder shall be obligations of the Borrower, due and payable immediately without demand. Under no circumstances shall any Indemnitee have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith.

13.3 Cumulative Rights and No Waiver. Each and every right granted to the Bank under any Loan Document, or allowed it by law or equity shall be cumulative of each other and may be exercised in addition to any and all other rights of the Bank, and no delay in exercising any right shall operate as a waiver thereof, nor shall any single or partial exercise by the Bank of any right preclude any other or future exercise thereof or the exercise of any other right. The Borrower expressly waives any presentment, demand, protest or other notice of any kind, including but not limited to notice of intent to accelerate and notice of acceleration, except in the event and to the extent that any such notice is expressly required by the terms of any Loan Document. No notice to or demand on the Borrower in any case shall, of itself, entitle the Borrower to any other or future notice or demand in similar or other circumstances.

13.4 Applicable Law. This Agreement is governed by and shall be interpreted according to federal law and the laws of the State of New York. If state or local law and federal law are inconsistent, or if state or local law is preempted by federal law, federal law governs. If the Bank has greater rights or remedies under federal law, whether as a national bank or otherwise, this paragraph shall not be deemed to deprive the Bank of such rights and remedies as may be available under federal law.

13.5 Successors and Assigns. This Agreement is binding on and inures to the benefit of the Borrower’s and the Bank’s successors and assignees. The Borrower agrees that it may not assign this Agreement without the Bank’s prior written consent (and any purported assignment in violation of this Section 13.5 shall be null and void). The Bank may sell participations in or assign the Facility, and may exchange information about the Borrower (including, without limitation, any information regarding any hazardous substances) with actual or potential participants or assignees. If a participation is sold or the Facility is assigned, the purchaser shall have the right of setoff against the Borrower.

13.6 Amendment. No modification, consent, amendment or waiver of any provision of this Agreement, nor consent to any departure by the Borrower therefrom, shall be effective unless the same shall be in writing and signed by an Assistant Vice President or higher level officer of the Bank and by the Borrower, and then shall be effective only in the specific instance and for the purpose for which given. There is no third party beneficiary of this Agreement.

13.7 Entire Agreement. This Agreement and any other Loan Document, collectively:

(a) represent the sum of the understandings and agreements between the Bank and the Borrower concerning this credit;

(b) replace any prior oral or written agreements between the Bank and the Borrower concerning this credit (including the Existing Loan Agreement); and

(c) are intended by the Bank and the Borrower as the final, complete and exclusive statement of the terms agreed to by them.

13.8 Inconsistency. In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail. Any reference in any related document to a “promissory note” or a “note” executed by the Borrower and dated as of the date of this Agreement shall be deemed to refer to this Agreement, as now in effect or as hereafter amended, renewed, or restated.

13.9 Headings. Section and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

13.10 Severability; Waivers. If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it extends credit after a Default or an Event of Default. If the Bank waives a Default or an Event of Default, it may enforce a later Default or Event of Default. Any consent or waiver under this Agreement must be in writing.

13.11 Survivability. All covenants, agreements, representations and warranties made by the Borrower herein or in the other Loan Documents shall continue in full force and effect so long as the Obligations, or any portion thereof, are outstanding and the Bank has any obligation to extend credit hereunder.

13.12 Counterparts. This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

13.13 Dispute Resolution: Waiver of Jury Trial. This paragraph, including the subparagraphs below, is referred to as the “Dispute Resolution Provision.” This Dispute Resolution Provision is a material inducement for the parties entering into this Agreement.

(a) This Dispute Resolution Provision concerns the resolution of any controversies or claims among the parties, whether arising in contract, tort or by statute, including but not limited to controversies or claims that arise out of or relate to: (i) this Agreement (including any renewals, extensions or modifications); or (i) any other Loan Document (collectively a “Claim”). For the purposes of this Dispute Resolution Provision only, the term “parties” shall include any parent corporation, subsidiary or affiliate of Bank involved in the servicing, management or administration of any obligation described or evidenced by this Agreement.

(b) At the request of any party to this Agreement, any Claim shall be resolved by binding arbitration in accordance with the Federal Arbitration Act (Title 9, U.S. Code) (the “Act”). The Act will apply even though this Agreement provides that it is governed by the law of a specified state.

(c) Arbitration proceedings will be determined in accordance with the Act, the then-current rules and procedures for the arbitration of financial services disputes of the American Arbitration Association or any successor thereof (“AAA”), and the terms of this Dispute Resolution Provision. In the event of any inconsistency, the terms of this Dispute Resolution Provision shall control. If AAA is unwilling or unable to (i) serve as the provider of arbitration or (ii) enforce any provision of this arbitration clause, the Bank may designate another arbitration organization with similar procedures to serve as the provider of arbitration.

(d) The arbitration shall be administered by AAA and conducted, unless otherwise required by law, in New York, New York. All Claims shall be determined by one arbitrator; however, if Claims exceed Five Million Dollars ($5,000,000), upon the request of any party, the Claims shall be decided by three arbitrators. All arbitration hearings shall commence within ninety (90) days of the demand for arbitration and close within ninety (90) days of commencement and the award of the arbitrator(s) shall be issued within thirty (30) days of the close of the hearing. However, the arbitrator(s), upon a showing of good cause, may extend the commencement of the hearing for up to an additional sixty (60) days. The arbitrator(s) shall provide a concise written statement of reasons for the award. The arbitration award may be submitted to any court having jurisdiction to be confirmed and have judgment entered and enforced.

(e) The arbitrator(s) will give effect to statutes of limitation in determining any Claim and may dismiss the arbitration on the basis that the Claim is barred. For purposes of the application of any statutes of limitation, the service on AAA under applicable AAA rules of a notice of Claim is the equivalent of the filing of a lawsuit. Any dispute concerning this arbitration provision or whether a Claim is arbitrable shall be determined by the arbitrator(s), except as set forth at subparagraph (h) of this Dispute Resolution Provision. The arbitrator(s) shall have the power to award legal fees pursuant to the terms of this Agreement.

(f) This paragraph does not limit the right of any party to: (i) exercise self-help remedies, such as but not limited to, setoff; (ii) initiate judicial or non-judicial foreclosure against any real or personal property collateral; (iii) exercise any judicial or power of sale rights, or (iv) act in a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies.

(g) The filing of a court action is not intended to constitute a waiver of the right of any party, including the suing party, thereafter to require submittal of the Claim to arbitration.

(h) Any arbitration or trial by a judge of any Claim will take place on an individual basis without resort to any form of class or representative action (the “Class Action Waiver”). Regardless of anything else in this Dispute Resolution Provision, the validity and effect of the Class Action Waiver may be determined only by a court and not by an arbitrator. The parties to this Agreement acknowledge that the Class Action Waiver is material and essential to the arbitration of any disputes between the parties and is nonseverable from the agreement to arbitrate Claims. If the Class Action Waiver is limited, voided or found unenforceable, then the parties’ agreement to arbitrate shall be null and void with respect to such proceeding, subject to the right to appeal the limitation or invalidation of the Class Action Waiver. The parties acknowledge and agree that under no circumstances will a class action be arbitrated.

By agreeing to binding arbitration, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of any Claim. Furthermore, without intending in any way to limit this Agreement to arbitrate, to the extent any Claim is not arbitrated, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of such Claim. This waiver of jury trial shall remain in effect even if the Class Action Waiver is limited, voided or found unenforceable. WHETHER THE CLAIM IS DECIDED BY ARBITRATION OR BY TRIAL BY A JUDGE, THE PARTIES AGREE AND UNDERSTAND THAT THE EFFECT OF THIS AGREEMENT IS THAT THEY ARE GIVING UP THE RIGHT TO TRIAL BY JURY TO THE EXTENT PERMITTED BY LAW.

13.14 Limitation on Interest and Charges. If, at any time, the rate of interest, together with all amounts which constitute interest and which are reserved, charged or taken by the Bank as compensation for fees, services or expenses incidental to the making, negotiating or collection of the loan evidenced hereby, shall be deemed by any competent court of law, governmental agency or tribunal to exceed the maximum rate of interest permitted to be charged by the Bank to the Borrower under applicable law, then, during such time as such rate of interest would be deemed excessive, that portion of each sum paid attributable to that portion of such interest rate that exceeds the maximum rate of interest so permitted shall be deemed a voluntary prepayment of principal. As used herein, the term “applicable law” shall mean the law in effect as of the date hereof; provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then this Agreement shall be governed by such new law as of its effective date.

13.15 Setoff.

(a) In addition to any rights and remedies of the Bank provided by law, upon the occurrence and during the continuance of any Event of Default, the Bank is authorized, at any time, to set off and apply any and all Deposits of the Borrower held by the Bank or its affiliates against any and all Obligations owing to the Bank. The set-off may be made irrespective of whether or not the Bank shall have made demand under this Agreement, and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable Deposits and without regard for the availability or adequacy of other collateral. Any Deposits may be converted, sold or otherwise liquidated at prevailing market prices in order to effect such set-off.

(b) The set-off may be made without prior notice to the Borrower or any other party, any such notice being waived by the Borrower to the fullest extent permitted by law. The Bank agrees promptly to notify the Borrower after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

(c) For the purposes of this paragraph, “Deposits” mean any deposits (general or special, time or demand, provisional or final, individual or joint) as well as any money, instruments, securities, credits, claims, demands, income or other property, rights or interests owned by the Borrower which come into the possession or custody or under the control of the Bank or its affiliates.

13.16 Release. In consideration of the agreements of the Bank contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Borrower, on behalf of itself and its successors, assigns and other legal representatives, hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges the Bank and its successors and assigns, and its present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (the Bank and all such other Persons being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, damages and any and all other claims, counterclaims, defenses, rights of set-off. demands and liabilities whatsoever of every name and nature, known or unknown, both at law and in equity, the Borrower, or any of its successors, assigns or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the day and date of this Agreement for or on account of, or in relation to, or in any way in connection with any of the Existing Loan Agreement, any of the other loan documents or any transactions thereunder or related thereto.

13.17 No Novation. This Agreement amends and restates in its entirety the Existing Loan Agreement. Notwithstanding the foregoing, it is expressly understood and agreed by the parties hereto that this Agreement is in no way intended to constitute a novation of the obligations and liabilities existing under the Existing Loan Agreement or evidence payment of all or any of such obligations and liabilities. All references to the Existing Loan Agreement (or to any amendment or any amendment and restatement thereof) in the Loan Documents shall be deemed to refer to this Agreement.

[Signature Page Follows]

THIS AGREEMENT is executed as of the date stated at the top of the first page, intending to create an instrument executed under seal.

BANK:		BORROWER:

BANK OF AMERICA, N.A.		MARTHA STEWART LIVING OMNIMEDIA, INC.
By:	/s/ Jane Heller	By:	/s/ Daniel Taitz	(Seal)
	Name: Jane R. Heller		Name: Daniel Taitz
	Title: Managing Director		Title: Chief Administrative Officer and General Counsel

USA Patriot Act Notice. Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account or obtains a loan. The Bank will ask for the Borrower’s legal name, address, tax ID number or social security number and other identifying information. The Bank may also ask for additional information or documentation or take other actions reasonably necessary to verify the identity of the Borrower, guarantors or other related persons.

[Signature page to Amended and Restated Loan Agreement]

Schedule 6.4

Litigation

This Schedule 6.4 contains certain disclosures referred to in the Amended and Restated Loan Agreement, dated as of February 14, 2012 (the “Loan Agreement”) between Bank of America, N.A. and Martha Stewart Living Omnimedia, Inc. (the “Borrower”). Disclosure of any item or matter on this Schedule 6.4 shall not constitute an admission or indication that such item or matter is or not material or would or would not have a Material Adverse Effect (as defined in the Loan Agreement). No disclosure on this Schedule 6.4 relating to a possible breach or violation of any contract or law shall be construed as an admission or indication that a breach or violation exists or has actually occurred.

The Borrower is named as the defendant in a matter pending in the Supreme Court of the State of New York, County of New York, entitled Macy’s Inc. and Macy’s Merchandising Group, Inc. v. Martha Stewart Living Omnimedia, Inc., Index No. 650197/2012 (Oing, J.), filed on January 23, 2012. In the action, plaintiffs assert one claim for breach of the License and Promotion Agreement, dated April 3, 2006 (as amended) between Macy’s Manufacturing Group, Inc. and the Borrower (the “License Agreement”). Plaintiffs allege that the planned activities under the Borrower’s commercial agreement with J.C. Penney, Inc., announced on December 7, 2011, materially breach the License Agreement and seek a declaratory judgment, preliminary and permanent injunctive relief, and incidental and other damages. Plaintiffs also have filed a motion for a preliminary injunction that will be argued on March 8, 2012. The parties had certain discussions concerning the matter in December prior to litigation. The Borrower intends to vigorously defend the matter based on the terms of the License Agreement. Plaintiffs do not specify the amount of damages they seek and it is not possible to determine what that claim might be at this early stage in the litigation.